                                                                EXHIBIT 4.04

                                                               [Conformed Copy]





==============================================================================




                         REGISTRATION RIGHTS AGREEMENT

                                  by and among

                          CARDINAL DISTRIBUTION, INC.

                                      and

                       The Persons and Entities Listed on
                           the Signature Pages Hereof


                            =======================



                          Dated as of October 11, 1993



==============================================================================

                                       TABLE OF CONTENTS
                                       -----------------



Section                                                                                              Page
- - -------                                                                                              ----

1.       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2

2.       Registration Under the Securities Act  . . . . . . . . . . . . . . . . . . . . . . .        7

         (a)     Required Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . .        7
         (b)     Incidental Registration  . . . . . . . . . . . . . . . . . . . . . . . . . .       11
         (c)     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       14
         (d)     Effective Registration Statement; Suspension . . . . . . . . . . . . . . . .       14
         (e)     Selection of Underwriters  . . . . . . . . . . . . . . . . . . . . . . . . .       15

3.       Holdback Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       16

         (a)     Restrictions on Public Sale by
                   Holders of Registrable Securities  . . . . . . . . . . . . . . . . . . . .       16
         (b)     Restrictions on Public Sale by the
                   Company and Walter . . . . . . . . . . . . . . . . . . . . . . . . . . . .       17

4.       Registration Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       18

5.       Indemnification; Contribution  . . . . . . . . . . . . . . . . . . . . . . . . . . .       24

         (a)  Indemnification by the Company  . . . . . . . . . . . . . . . . . . . . . . . .       24
         (b)  Indemnification by Holders  . . . . . . . . . . . . . . . . . . . . . . . . . .       26
         (c)  Conduct of Indemnification Proceedings  . . . . . . . . . . . . . . . . . . . .       26
         (d)  Contribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       27

6.       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       28

         (a)  No Inconsistent Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . .       28
         (b)  Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       30
         (c)  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       30
         (d)  Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       31
         (e)  Recapitalizations, Exchanges, etc., Affecting
                   Registrable Securities . . . . . . . . . . . . . . . . . . . . . . . . . .       31
         (f)  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       31
         (g)  Descriptive Headings, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . .       32
         (h)  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       32
         (i)  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       32
         (j)  Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       32
         (k)  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       33





                                      (i)

                 REGISTRATION RIGHTS AGREEMENT (the "Agreement") dated as of October 11, 1993, by and among CARDINAL DISTRIBUTION, INC., an Ohio corporation (the "Company"), the Persons (other than the Company and Robert D. Walter) listed on the signature pages hereof (herein referred to collectively, along with their respective Affiliates and successors who from and after the date hereof acquire or are otherwise the transferee of any Registrable Securities (as hereinafter defined), as the "Initial Holders" and individually as an "Initial Holder") and any other Person that shall from and after the date hereof acquire or otherwise be the transferee of any Registrable Securities and who shall be a Permitted Transferee (as hereinafter defined) of any Initial Holder (herein referred to collectively as the "Holders" and individually as a "Holder") and, with respect to Section 3(b) of this Agreement, Robert D. Walter ("Walter").

                 WHEREAS, the Company has entered into an Agreement and Plan of Reorganization, dated October 11, 1993 (the "Merger Agreement"), with, among others, Cardinal Merger Corp., a Delaware corporation and a wholly-owned subsidiary of the Company and Whitmire Distribution Corporation, a Delaware corporation ("Whitmire"), which provides, upon the terms and subject to the conditions thereof, for the merger of the Cardinal Merger Corp. with and into Whitmire (the "Merger"), with Whitmire as the surviving corporation;

                 WHEREAS, in consideration of the Merger, among other things, all of the issued and outstanding shares of common stock of Whitmire owned by the Initial Holders shall be converted into the right to receive validly issued, fully paid and nonassessable Common Shares (without par value) ("Class A Common Shares") or Class B Common Shares (without par value) ("Class B Common Shares") of the Company and all of the outstanding options to acquire shares of common stock of Whitmire granted by Whitmire or Melco Managers to current or former officers or employees of Whitmire shall be converted into options to acquire Class A Common Shares ("Options", with the Class A Common Shares issuable upon exercise thereof hereinafter referred to as "Option Shares"), all as provided in the Merger Agreement; and

                 WHEREAS, in order to induce the Initial Holders to complete the transactions contemplated by the Merger Agreement, the Company has agreed to provide registration rights on the terms and subject to the conditions provided herein;

                 NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                 Section 1.  Definitions.

                 (a) As used in this Agreement, the following terms shall have the following meanings:

                 "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

                 "Beneficially owns" shall mean shares of Company Stock which are owned directly by a Person, as well as shares of Company Stock which may be acquired upon exercise of Options or as to which the applicable Person has a Pecuniary Interest.

                 "Chemical Holders" shall mean Chemical Equity Associates, A California Limited Partnership, and Holders who are Affiliates of or successors to Chemical Equity Associates, and any Permitted Transferees of the foregoing.

                 "Class A Common Shares" shall have the meaning set forth in the preamble.

                 "Class B Common Shares" shall have the meaning set forth in the preamble.

                 "Common Shares" shall mean the Company Stock, and each reference thereto herein shall also include the Option Shares.

                 "Company" shall have the meaning set forth in the preamble and shall also include the Company's successors.

                 "Company Stock" shall mean Class A Common Shares and Class B Common Shares.

                 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

                 "Holder" shall have the meaning set forth in the preamble.

                 "Incidental Registration" shall mean a registration required to be effected by the Company pursuant to Section 2(b).

                 "Incidental Registration Statement" shall mean a registration statement of the Company, as provided in Section 2(b), which covers any of the Registrable Securities on an appropriate form in accordance with the Securities Act and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

                 "Initial Holder" shall have the meaning set forth in the preamble.

                 "Majority Holders" shall mean Holders of Common Shares representing in the aggregate a majority of the aggregate number of outstanding Common Shares beneficially owned by Holders or, if applicable, a majority of the aggregate number of outstanding Common Shares beneficially owned by any class of Holders (i.e., Chemical Holders, Management Holders or MD Holders).

                 "Management Holders" shall mean Melburn G. Whitmire and Holders who are successors to Melburn G. Whitmire, and any Permitted Transferees of Melburn G. Whitmire or such successors.

                 "Merger" shall have the meaning set forth in the preamble.

                 "Merger Agreement" shall have the meaning set forth in the preamble.

                 "MD Holders" shall mean MD Investors, L.P., a Delaware limited partnership, and Apollo Advisors, L.P., a Delaware limited partnership, and Holders who are Affiliates of MD Investors, L.P. or Apollo Advisors, L.P. (excluding Chemical Equity Associates or any Affiliates thereof) or successors to or Permitted Transferees of MD Investors, L.P. or Apollo Advisors, L.P. or their respective Affiliates; provided that if MD Investors, L.P. is dissolved, MD Holders shall not include Chemical Equity Associates or any Affiliates thereof.

                 "NASD" shall mean the National Association of Securities Dealers, Inc.

                 "Option Shares" shall have the meaning set forth in the preamble.

                 "Options" shall have the meaning set forth in the preamble.

                 "Pecuniary Interest" shall mean, with respect to Apollo Advisors, L.P. and its Affiliates, and Chemical Equity Associates and its Affiliates, the number of shares of Company Stock which corresponds to their respective proportionate interests in the shares of Company Stock owned by MD Investors, L.P., based on their respective proportionate interests in the capital accounts of MD Investors, L.P.

                 "Permitted Transferee" shall mean (i) any family member of a Holder, his conservator, executor or guardian or a trust primarily for the benefit of one or more of the foregoing, and (ii) any Person which would be a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act, and if MD Investors, L.P. is dissolved, such definition shall also include Chemical Equity Associates or any Affiliates thereof, provided that after giving effect to any sale or transfer to such Person pursuant to this clause (ii), the Initial Holder which is the transferor (including its Affiliates and successors) beneficially owns at least 750,000 Common Shares.

                 "Person" shall mean any individual, limited or general partnership, corporation, trust, joint venture, association, joint stock company or unincorporated organization.

                 "Pooling Holding Period" shall mean the period from the effective date of the Merger until the publication of the Company's financial results for 30 days of post-Merger combined operations which is sufficient in accordance with Accounting Series Release No. 135 to permit the disposition of shares of Company Stock by former Whitmire shareholders, consistent with the requirements for pooling of interests accounting treatment of the Merger.

                 "Prospectus" shall mean the prospectus included in a Registration Statement, including any preliminary Prospectus, and any such Prospectus as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities and by all other amendments and supplements to such Prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

                 "Registrable Securities" shall mean Common Shares beneficially owned by any Holder, but shall not include any Common Share (i) which has been effectively registered under the Securities Act and disposed of in accordance with a Registration Statement covering such security (excluding the Company's Registration Statement on Form S-4 covering the shares of Company Stock which are to be issued in the Merger or which are issuable in connection therewith) or (ii) which has been distributed to the public pursuant to Rule 144 under the Securities Act. For purposes of this Agreement, the Company shall not be required to register any Class B Common Shares, but shall be required to register the Class A Common Shares issuable upon conversion of such Class B Common Shares.

                 "Registration Expenses" shall mean any and all expenses incident to performance of or compliance with this Agreement by the Company and its subsidiaries, including, without limitation (i) all SEC, stock exchange, NASD and other registration, listing and filing fees, (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws and compliance with the rules of the NASD or any stock exchange (including reasonable fees and disbursements of counsel in connection such compliance and the preparation of a Blue Sky Memorandum and legal investment survey), (iii) all expenses of any Persons in preparing or assisting in preparing, printing, distributing, mailing and delivering any Registration Statement, any Prospectus, any underwriting agreements, transmittal letters, securities sales agreements, securities certificates and other documents relating to the performance of and compliance with this Agreement, (iv) the fees and disbursements of counsel for the Company and of the independent public accountants of the Company, including the expenses of any "cold comfort" letters required by or incident to such performance and compliance, (v) the fees and expenses of any trustee, transfer agent, registrar, escrow agent or custodian, (vi) the fees and expenses of any special experts or other persons retained by the Company in connection with any Registration Statement, (vii) the expenses incurred in connection with making road show presentations and holding meetings with potential investors to facilitate the distribution and sale of Registrable Securities which are customarily borne by the issuer, and
(viii) all internal expenses of the Company (including all salaries and expenses of officers and employees performing legal or accounting duties); provided, however, Registration Expenses shall not include discounts and commissions payable to underwriters, selling brokers, managers or other similar Persons engaged in the distribution of any of the Registrable Securities or the fees and disbursements of counsel for any selling Holders.

                 "Registration Statement" shall mean any registration statement of the Company which covers any Registrable Securities and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

                 "Required Registration" shall mean a registration required to be effected pursuant to Section 2(a).

                 "Required Registration Statement" shall mean a Registration Statement which covers the Registrable Securities requested to be included therein pursuant to the provisions of Section 2(a) on an appropriate form (in accordance with Section 4(a) hereof) pursuant to the Securities Act, and which form shall be available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof, and all amendments and supplements to such Registration Statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

                 "Restricted Period" shall include each of the months of March, April, June, September and December in any calendar year and the portions of the months of May, July, October and January commencing at the beginning thereof and ending at the end of the second business day following the Company's announcement of earnings for the most recently completed fiscal quarter.

                 "SEC" shall mean the Securities and Exchange Commission.

                 "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

                 "Underwriter" shall have the meaning set forth in Section 5(a).

                 "Underwritten Offering" shall mean a sale of securities of the Company to an Underwriter or Underwriters for reoffering to the public.

                 "Unrestricted Period" shall include any full month and any portion of a month in any calendar year which is not included within the definition of "Restricted Period".

                 (b) Capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Merger Agreement.

                 Section 2.  Registration Under the Securities Act.

                 (a)  Required Registration.

                 (i) Right to Require Registration. At any time prior to the fifth anniversary of the expiration of the Pooling Holding Period (subject to extension in accordance with the penultimate paragraph of this Section 2(a)(i) and Section 3(a)), one or more Holders of Registrable Securities shall have the right to request in writing (a "Request") (which Request shall be made by one or more Initial Holders (or by Apollo Advisors, L.P. or any Affiliate thereof in lieu of MD Investors, L.P.), shall specify the Registrable Securities intended to be disposed of by such Holders and the intended method of distribution thereof) that the Company register such Holders' Registrable Securities by filing with the SEC a Required Registration Statement. Upon the receipt of such a Request, the Company will, by the second business day thereafter, give written notice of such requested registration to all Initial Holders of Registrable Securities, and, not later than the 20th calendar day after the receipt of such a Request by the Company, the Company will cause to be filed with the SEC a Required Registration Statement covering the Registrable Securities which the Company has been so requested to register in such Request and all other Registrable Securities which the Company has been requested to register by Holders thereof other than the Initial Holder(s) initiating the Request by written request given to the Company within 9 business days after the giving of such written notice by the Company, providing for the registration under the Securities Act of the Registrable Securities which the Company has been so requested to register by all such Holders, to the extent necessary to permit the disposition of such Registrable Securities so to be registered in accordance with the intended methods of distribution thereof specified in such Request or further requests, and shall use all reasonable efforts to have such Required Registration Statement declared effective by the SEC as soon as practicable thereafter (but in no event later than the 60th calendar day after the receipt of such a Request) and to keep such Required Registration Statement continuously effective for a period of at least 60 calendar days (or, in the case of an Underwritten Offering, such period as the Underwriters shall reasonably require) following the date on which such Required Registration Statement is declared effective (or such shorter period which will terminate when all of the Registrable Securities covered by such Required Registration Statement have been sold pursuant thereto), including, if necessary, by filing with the SEC a post-effective amendment or a supplement to the Required Registration Statement or the related Prospectus or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Required Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Required Registration Statement or by the Securities Act, the Exchange Act, any state securities or blue sky laws, or any rules and regulations thereunder.

                 The Company shall not be required to effect, pursuant to this
Section 2(a), (x) the initial Required Registration hereunder unless Initial Holders beneficially owning at least 1,000,000 Common Shares have initiated or joined in such Request, (y) any subsequent Required Registration hereunder unless initiated or joined in by Holders beneficially owning the lesser of (i) 750,000 Common Shares or (ii) Common Shares having a fair market value (based on the closing price of the Class A Common Shares in the principal trading market therefor) of at least $25 million as of the close of trading on the trading day immediately preceding the date of the Request with respect to such Required Registration, and (z) (i) more than seven registrations in the aggregate requested by the Initial Holders or (ii) more than four such registrations for which the Request initiating such Required Registration is delivered to the Company on or prior to the third anniversary of the termination of the Pooling Holding Period (subject to extension in accordance with the penultimate paragraph of this Section 2(a)(i) and Section 3(a)). For purposes of clauses (x) and (y) of the preceding sentence, shares of Company Stock purchased after the effective date of the Merger (except Option Shares acquired upon exercise of Options, Class A Common Shares obtained upon conversion of Class B Common Shares received pursuant to the Merger (or Class B Common Shares obtained upon conversion of Class A Common Shares received pursuant to the Merger) ("After-Acquired Shares") and shares of Company Stock received as a result of the Merger which are purchased by one Initial Holder from another Initial Holder) shall be deemed not to be beneficially owned by the Initial Holders thereof.

                 A Request may be withdrawn prior to the filing of the Required Registration Statement by the Initial Holder(s) which made such Request (a "Withdrawn Request") and a Required Registration Statement may be withdrawn prior to the effectiveness thereof by the Holders of a majority of the Registrable Securities included therein (a "Withdrawn Required Registration"), and, in either such event, such withdrawal shall be treated as a Required Registration which shall have been effected pursuant to clause (z) of the immediately preceding paragraph, except that the Holders may require the Company to disregard one Withdrawn Request for purposes of such clause (z) and to pay all Registration Expenses in connection therewith (exclusive of those referred to in clause (viii) of the definition thereof) and, if the Holders pay such Registration Expenses incurred in connection with one Withdrawn Required Registration, the Holders may require the Company to treat the Required Registration attributable to such Withdrawn Required Registration as not occurring during the period specified in sub-clause (ii) of said clause (z) and as a Required Registration for which the Company has not paid the Registration Expenses for purposes of the four paid Required Registration limitation set forth in Section 2(c).

                 The Initial Holders shall not, without the Company's consent, be entitled to deliver a Request for a Required Registration after the completion of the initial Required Registration if (i) less than 180 calendar days have elapsed since (A) the effective date of a prior Required Registration Statement or (B) in the case of a Required Registration which is effected other than by means of an Underwritten Offering, since the sale by the Holders of their Registrable Securities pursuant thereto or (C) the date of withdrawal of a Withdrawn Required Registration or (ii) the amount of Registrable Securities requested to be included therein by all Holders is less than the lesser of (A) 750,000 Common Shares or (B) Common Shares having a fair market value of $25 million (based on the closing price of the Class A Common Shares in the principal trading market therefor as of the close of trading on the trading day immediately preceding the date of the Request with respect to the relevant Required Registration).

                 Notwithstanding the foregoing, the Company may delay the filing of a registration statement required pursuant to this Section 2(a) only if the Board of Directors of the Company determines that such action is in the best interests of the Company's stockholders and only for a period not to exceed 90 days (a "Blackout Period"); provided that after any initial Blackout Period the Company may not invoke a subsequent Blackout Period until 12 months elapse from the end of any previous Blackout Period and the number of days in each Blackout Period shall be deemed to effect a day-for-day extension of the five-year period referred to in the first sentence of this Section 2(a) and the first sentence of Section 2(b), the three-year period referred to in clause
(z)(ii) of the first sentence of the third immediately preceding paragraph and the three- and two-year periods referred to in the proviso to the second sentence of Section 6(a).

                 The registration rights granted pursuant to the provisions of this Section 2(a) shall be in addition to the registration rights granted pursuant to the other provisions of this Section 2. Notwithstanding the foregoing, the Chemical Holders or the MD Holders shall cease to have the Required Registration rights set forth in this Section 2(a) if the Initial Holders for such class of holders (i.e., Chemical Equity Associates and its Affiliates and successors for the Chemical Holders, and MD Investors, L.P. and Apollo Advisors, L.P. and their respective Affiliates and successors for the MD Holders) (i) beneficially owns less than 250,000 Common Shares (exclusive of any After-Acquired Shares) or (ii) acquires more than 500,000 additional Common Shares without the Company's consent (except Common Shares acquired from other Persons included in that Initial Holder, Common Shares acquired upon dissolution of MD Investors, L.P. and, in the case of Chemical Holders, Class A Common Shares obtained upon conversion of Class B Common Shares received pursuant to the Merger or Class B Common Shares obtained upon conversion of Class A Common Shares received pursuant to the Merger), it being agreed that one such Initial Holder's beneficial ownership of less than 250,000 Common Shares or acquisition of more than an additional 500,000 Common Shares shall not affect the registration rights hereunder of the other such Initial Holder or of any Management Holder.

                 (ii) Priority in Required Registrations. If a Required Registration pursuant to this Section 2(a) involves an Underwritten Offering, and the sole Underwriter or the lead managing Underwriter, as the case may be, of such Underwritten Offering shall advise the Company in writing (with a copy to each Holder requesting registration) on or before the date 5 days prior to the date then scheduled for such offering that, in its opinion, the amount of Registrable Securities requested to be included in such Required Registration exceeds the amount which can be sold in such offering without adversely affecting the distribution of the Registrable Securities being offered, the Company will include in such Required Registration only the amount of Registrable Securities that the Company is so advised can be sold in such offering; provided, however, that the Company shall be required to include in such Required Registration first, all Registrable Securities requested to be included in the Required Registration by the Holders and, to the extent not all such Registrable Securities can be included in such Required Registration, the number of Registrable Securities to be included shall be allocated pro rata on the basis of the number of Common Shares beneficially owned at that time by all the Holders requesting to participate in the Required Registration or on such other basis as shall be agreed among the

Holders, by agreement of the Majority Holders within each class of Holders which are affected thereby (i.e., Chemical Holders, Management Holders and/or MD Holders); and second, if all Registrable Securities requested to be included in the Required Registration by the Holders can be so included, all other securities requesting, in accordance with any registration rights which are granted in compliance with Section 6(a), to be included in such Required Registration which are of the same class as the Registrable Securities and, to the extent not all such securities can be included in such Required Registration, the number of securities to be included shall be allocated pro rata among the holders thereof requesting inclusion in such Required Registration on the basis of the number of securities requested to be included by all such holders; and provided, further, that the foregoing provisions of this Section 2(a)(ii) are subject to such rights as the former shareholders of Solomons Company have pursuant to the registration rights provisions applicable to such former shareholders, a true and complete copy of which is attached hereto as Exhibit A. In the event the Company will not, by virtue of this paragraph, include in any Required Registration all of the Registrable Securities of any MD Holder, Chemical Holder or Management Holder requested to be included in such Required Registration, such MD Holder, Chemical Holder or Management Holder may, upon written notice to the Company given within 5 days of the time such MD Holder, Chemical Holder or Management Holder first is notified of such matter, reduce the amount of Registrable Securities it desires to have included in such Required Registration, whereupon only the Registrable Securities, if any, it desires to have included will be so included and the Holders not so reducing shall be entitled to a corresponding increase in the amount of Registrable Securities to be included in such Required Registration.

                 (b)  Incidental Registration.

                 (i) Right to Include Registrable Securities. If at any time prior to the fifth anniversary of the expiration of the Pooling Holding Period (subject to extension in accordance with the penultimate paragraph of Section 2(a)(i) and Section 3(a)) the Company proposes to register any of its Class A Common Shares under the Securities Act (other than (A) any registration of public sales or distributions solely by and for the account of the Company of securities issued (x) pursuant to any employee benefit or similar plan or any dividend reinvestment plan or (y) in any acquisition by the Company, or (B) pursuant to Section 2(a) hereof), either in connection with a primary offering for cash for the account of the Company or a secondary offering, the Company will, each time it intends to effect such a registration, give written notice to all Initial Holders of Registrable Securities at least 10 business days prior to the initial filing of a Registration Statement with the SEC pertaining thereto, informing such Initial Holders of its intent to file such Registration Statement and of the Holders' rights to request the registration of the Registrable Securities held by the Holders under this Section 2(b) (the "Company Notice"). Upon the written request of any Initial Holder made within 7 business days after any such Company Notice is given (which request shall specify the Registrable Securities intended to be disposed of by such Initial Holder and such Initial Holder's Permitted Transferees and, unless the applicable registration is intended to effect a primary offering of Common Shares for cash for the account of the Company, the intended method of distribution thereof), the Company will use all reasonable efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by such Initial Holders to the extent required to permit the disposition (in accordance with the intended methods of distribution thereof or, in the case of a registration which is intended to effect a primary offering for cash for the account of the Company, in accordance with the Company's intended method of distribution) of the Registrable Securities so requested to be registered, including, if necessary, by filing with the SEC a post-effective amendment or a supplement to the Incidental Registration Statement or the related Prospectus or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Incidental Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Incidental Registration Statement or by the Securities Act, any state securities or blue sky laws, or any rules and regulations thereunder; provided, however, that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Incidental Registration Statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each Initial Holder of Registrable Securities and, thereupon, (A) in the case of a determination not to register, the Company shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith), and (B) in the case of a determination to delay such registration, the Company shall be permitted to delay registration of any Registrable Securities requested to be included in such Incidental Registration Statement for the same period as the delay in registering such other securities.

                 The registration rights granted pursuant to the provisions of this Section 2(b) shall be in addition to the registration rights granted pursuant to the other provisions of this Section. Notwithstanding the foregoing, the Chemical Holders or the MD Holders shall cease to have the Incidental Registration rights set forth in this Section 2(b) if the Initial Holders for such class of holders (i.e., Chemical Equity Associates and its Affiliates and successors for the Chemical Holders, and MD Investors, L.P. and Apollo Advisors, L.P. and their respective Affiliates and successors for the MD Holders) (i) beneficially owns less than 250,000 Common Shares (exclusive of any After-Acquired Shares) or (ii) acquires more than 500,000 additional Common Shares without the Company's consent (except Common Shares acquired from other Persons included in that Initial Holder, Common Shares acquired upon dissolution of MD Investors, L.P. and, in the case of Chemical Holders, Class A Common Shares obtained upon conversion of Class B Common Shares received pursuant to the Merger or Class B Common Shares obtained upon conversion of Class A Common Shares received pursuant to the Merger), it being agreed that one such Initial Holder's beneficial ownership of less than 250,000 Common Shares or acquisition of more than an additional 500,000 Common Shares shall not affect the registration rights hereunder of the other such Initial Holder or of any Management Holder.

                 (ii) Priority in Incidental Registrations. If a registration pursuant to this Section 2(b) involves an Underwritten Offering of the securities so being registered, whether or not for sale for the account of the Company, and the sole Underwriter or the lead managing Underwriter, as the case may be, of such Underwritten Offering shall advise the Company in writing (with a copy to each Initial Holder of Registrable Securities requesting registration) on or before the date 5 days prior to the date then scheduled for such offering that, in its opinion, the amount of securities (including Registrable Securities) requested to be included in such registration exceeds the amount which can be sold in (or during the time of) such offering without adversely affecting the distribution of the securities being offered, then the Company will include in such registration first, all the securities entitled to be sold pursuant to such Registration Statement without reference to the incidental registration rights of any holder (including Holders), and second, the amount of other securities (including Registrable Securities) requested to be included in such registration that the Company is so advised can be sold in (or during the time of) such offering, allocated, if necessary, pro rata among the holders (including the Holders) thereof requesting such registration on the basis of the number of the securities (including Registrable Securities) beneficially owned at the time by the holders (including Holders) requesting inclusion of their securities; provided, however, that in the event the Company will not, by virtue of this paragraph, include in any such registration all of the Registrable Securities of any Holder requested to be included in such registration, such Holder may, upon written notice to the Company given within 3 days of the time such Holder first is notified of such matter, reduce the amount of Registrable Securities it desires to have included in such registration, whereupon only the Registrable Securities, if any, it desires to have included will be so included and the Holders not so reducing shall be entitled to a corresponding increase in the amount of Registrable Securities to be included in such registration.

                 (c) Expenses. The Company agrees to pay all Registration Expenses in connection with (i) each of four registrations requested pursuant to Section 2(a) (subject to Section 2(a)(i)) and (ii) each registration as to which Holders request inclusion of Registrable Securities pursuant to Section 2(b), and the Holders of Registrable Securities requesting a Required Registration pursuant to Section 2(a) to which clause (i) of this sentence shall not apply shall pay the Registration Expenses (exclusive of those referred to in clause (viii) of the definition thereof) attributable to any such Required Registration which is requested, it being agreed that the Majority Holders shall determine in each instance whether a Required Registration which is requested shall be one of the four as to which the Company pays the Registration Expenses. Each Holder shall pay all discounts and commissions payable to underwriters, selling brokers, managers or other similar Persons related to the sale or disposition of such Holder's Registrable Securities pursuant to any registration pursuant to this Section.

                 (d) Effective Registration Statement; Suspension. Subject to the third paragraph of Section 2(a)(i), a Registration Statement pursuant to
Section 2(a) will not be deemed to have become effective (and the related registration will not be deemed to have been effected) unless it has been declared effective by the SEC prior to a request by the Holders of a majority of the Registrable Securities included in such registration that such Registration Statement be withdrawn; provided, however, that if, after it has been declared effective, the offering of any Registrable Securities pursuant to such Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court, such Registration Statement will be deemed not to have become effective and the related registration will not be deemed to have been effected.

                 Any period during which the Company fails to keep any Required Registration Statement effective and usable for resale of Registrable Securities shall be referred to as a "Suspension Period." A Suspension Period shall commence on and include the date that the Company gives notice that any Required Registration Statement is no longer effective or usable for resale of Registrable Securities to and including the date when each Holder of Registrable Securities covered by such Required Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by
Section 4(j) or is advised in writing by the Company that the use of the Prospectus may be resumed. In the event of one or more Suspension Periods, the applicable time period referenced in the first paragraph of Section 2(a)(i)) shall be extended by the number of days included in each such Suspension Period, and, in the event any Suspension Period occurs sooner than 30 days after the end of the previous Suspension Period or 30 days after the initial effectiveness of any Required Registration Statement, none of the days between such Suspension Periods or prior to such Suspension Period shall be included in computing such applicable time period.

                 (e) Selection of Underwriters. At any time or from time to time, the Holders of a majority of the Registrable Securities covered by a Required Registration Statement may elect to have such Registrable Securities sold in an Underwritten Offering and may select the investment banker or investment bankers and manager or managers that will serve as lead managing Underwriter or sole Underwriter with respect to the offering of such Registrable Securities; provided that the Company shall be entitled to select one co-managing Underwriter therefor. No Holder may participate in any Underwritten Offering hereunder unless such Holder (a) agrees to sell such Holder's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents required under the terms of such Underwritten Offering.

                 Section 3.  Holdback Arrangements.

                 (a) Restrictions on Public Sale by Holders of Registrable Securities. (i) Each Holder of Registrable Securities agrees, if the applicable offering is a primary Underwritten Offering of Common Shares for cash for the account of the Company as to which such Holder is eligible to participate pursuant to Section 2(b), the requirements of the immediately following sentence are satisfied, and the sole Underwriter or lead managing Underwriter in such Offering so requests, not to effect any public sale or distribution of Registrable Securities (including any sales pursuant to Rule 144 under the Securities Act) during the period commencing on the date the Initial Holders receive the Company Notice pursuant to Section 2(b) and continuing until 60 days after the effective date of the Registration Statement or any shorter period which the sole or lead managing Underwriter shall request (except for sales of such Holder's Registrable Securities pursuant to the Registration Statement). The Holders shall not be obligated to agree to the restrictions set forth in this Section 3(a)(i) (A) unless the registration statement for the offering by the Company is filed with the SEC within 20 calendar days after giving the Company Notice and relates to a primary offering for cash of Common Shares for net proceeds of $50,000,000 for the account of the Company (based upon the closing price of the Class A Common Shares in the principal trading market therefor as of the close of trading on the trading date immediately preceding the date of the Company Notice with respect to such offering), the Company uses all reasonable efforts to have such registration statement declared effective by the SEC as soon as practicable after filing and such registration statement is declared effective no later than the 60th calendar day after giving the Company Notice, (B) unless at least 180 calendar days have elapsed since the expiration or termination of the Holders' agreement pursuant to this Section 3(a)(i) with respect to any prior Company registration to which the restrictions of this Section 3(a)(i) apply (except in the case of the initial such Company registration) and (C) until the Holders have sold Registrable Securities pursuant to at least one Required Registration or, if sooner, until the second anniversary of the termination of the Pooling Holding Period. Those Holders included in any class of Holders (i.e., MD Holders, Management Holders or Chemical Holders) which class has beneficially owned in the aggregate less than 1,000,000 Common Shares for at least six months shall not be obligated to agree to the restrictions set forth in this Section 3(a)(i). The period of time during which any agreement provided by this
Section 3(a)(i) is in effect shall be deemed to effect a day-for-day extension of the five-year period referred to in the first sentence of Section 2(a) and the first sentence of Section 2(b), the three-year period referred to in clause (z) of the first sentence of the second paragraph of Section 2(a)(i) and the three- and two-year periods referred to in the proviso to the second sentence of Section 6(a).

                 (ii) Each Holder of Registrable Securities agrees with each other Holder, if the applicable offering is a Required Registration for an Underwritten Offering and the sole Underwriter or lead managing Underwriter so requests, not to effect any public sale or distribution of Registrable Securities (including any sales pursuant to Rule 144 under the Securities Act) during the period commencing on the date the Company receives a Request from a Holder and continuing until 90 days after the commencement of the Underwritten Offering or any shorter period which the sole or lead managing Underwriter shall request, except for sale of such Holder's Registrable Securities pursuant to the applicable Required Registration Statement.

                 (b) Restrictions on Public Sale by the Company and Walter. The Company and Walter each agrees not to effect any public sale or distribution (other than, in the case of the Company, public sales or distributions solely by and for the account of the Company of securities issued pursuant to any employee benefit or similar plan or any dividend reinvestment plan) of any securities (including, in the case of Walter, any sales pursuant to Rule 144 under the Securities Act) during the period commencing on the date the Company receives a Request from an Initial Holder and continuing until 90 days (or, in the case of Walter, 60 days or such longer period, but not in excess of 90 days, if the trading days in excess of 60 days coincide with a Restricted Period) after the commencement of an Underwritten Offering, if requested by the sole Underwriter or lead managing Underwriter in such Underwritten Offering, or for such shorter period as the sole or lead managing Underwriter shall request; provided, however, that Walter shall not be obligated to enter into the agreement pursuant to this Section 3(b) with respect to any Required Registration following the sale of Holders' Registrable Securities pursuant to the first Required Registration unless at least 30 calendar days coinciding with the Unrestricted Period shall have elapsed since the expiration or termination of the restrictions contemplated by any agreement which Walter shall enter into pursuant to this Section 3(b) with respect to the immediately preceding Required Registration which shall have been effected and provided, further, that Walter shall not be obligated to enter the agreement contemplated by this Section 3(b) after (i) the sale of Holders' Registrable Securities pursuant to three Required Registrations (or if six months have elapsed since Walter shall have ceased to be an officer and director of the Company) or (ii) if earlier, December 31, 1996 (which date shall be extended on a day-for-day basis by the number of days in each Blackout Period and the number of days during which Holders are subject to the agreement provided by
Section 3(a)(i), but in either event not beyond June 30, 1997).

                 Section 4.  Registration Procedures.

                 In connection with the obligations of the Company pursuant to
Section 2, the Company shall use all reasonable efforts to effect or cause to be effected the registration of the Registrable Securities under the Securities Act to permit the sale of such Registrable Securities by the Holders in accordance with their intended method or methods of distribution, and the Company shall:

                 (a) (i) prepare and file a Registration Statement with the SEC which (x) shall be on Form S-3 (or any successor to such form), if available, or a form selected by the requesting Holders for which the Company qualifies and which the Company approves (such approval not to be unreasonably withheld), (y) shall be available for the sale or exchange of the Registrable Securities in accordance with the intended method or methods of distribution by the selling Holders thereof, and (z) shall comply as to form with the requirements of the applicable form and include all financial statements required by the SEC to be filed therewith and all other information reasonably requested by the lead managing Underwriter or sole Underwriter, if applicable, to be included therein, (ii) use all reasonable efforts to cause such Registration Statement to become effective and remain effective in accordance with Section 2, (iii) use all reasonable efforts to not take any action that would cause a Registration Statement to contain a material misstatement or omission or to be not effective and usable for resale of Registrable Securities during the period that such Registration Statement is required to be effective and usable, and (iv) cause each Registration Statement and the related Prospectus and any amendment or supplement thereto, as of the effective date of such Registration Statement, amendment or supplement (x) to comply in all material respects with any requirements of the Securities Act and the rules and regulations of the SEC and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

                 (b) subject to paragraph (j) of this Section 4, prepare and file with the SEC such amendments and post-effective amendments to each such Registration Statement, as may be necessary to keep such Registration Statement effective for the applicable period; cause each such Prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by each Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the selling Holders thereof, as set forth in such registration statement;

                 (c) furnish to each Holder of Registrable Securities and to each Underwriter of an Underwritten Offering of Registrable Securities, if any, without charge, as many copies of each Prospectus, including each preliminary Prospectus, and any amendment or supplement thereto and such other documents as such Holder or Underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities; the Company hereby consents to the use of the Prospectus, including each preliminary Prospectus, by each Holder of Registrable Securities and each Underwriter of an Underwritten Offering of Registrable Securities, if any, in connection with the offering and sale of the Registrable Securities covered by the Prospectus or the preliminary Prospectus (the Holders hereby agreeing not to make a broad public dissemination of a form of preliminary Prospectus which is designed to be a "quiet filing" without the Company's consent, such consent to not be withheld unreasonably);

                 (d) (i) use all reasonable efforts to register or qualify the Registrable Securities, no later than the time the applicable Registration Statement is declared effective by the SEC, under all applicable state securities or "blue sky" laws of such jurisdictions as each Underwriter, if any, or any Holder of Registrable Securities covered by a Registration Statement, shall reasonably request; (ii) use all reasonable efforts to keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective; and (iii) do any and all other acts and things which may be reasonably necessary or advisable to enable each such Underwriter, if any, and Holder to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Holder; provided, however, that the Company shall not be obligated to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to consent to be subject to general service of process (other than service of process in connection with such registration or qualification or any sale of Registrable Securities in connection therewith) in any such jurisdiction;

                 (e) notify each Holder of Registrable Securities promptly, and, if requested by such Holder, confirm such advice in writing, (i) when a Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) of the issuance by the SEC or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iii) if, between the effective date of a Registration Statement and the closing of any sale of securities covered thereby pursuant to any agreement to which the Company is a party, the representations and warranties of the Company contained in such agreement cease to be true and correct in all material respects or if the Company receives any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, (iv) of the happening of any event during the period a Registration Statement is effective as a result of which such Registration Statement or the related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading and
(v) of the termination of the Pooling Holding Period;

                 (f) furnish counsel for each such Underwriter, if any, and for the Holders of Registrable Securities copies of any request by the SEC or any state securities authority for amendments or supplements to a Registration Statement and Prospectus or for additional information;

                 (g) use all reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible time;

                 (h) upon request, furnish to the sole Underwriter or lead managing Underwriter of an Underwritten Offering of Registrable Securities, if any, without charge, at least one signed copy of each Registration Statement and any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits; and furnish to each Holder of Registrable Securities, without charge, at least one conformed copy of each Registration Statement and any post-effective amendment thereto (without documents incorporated therein by reference or exhibits thereto, unless requested);

                 (i) cooperate with the selling Holders of Registrable Securities and the sole Underwriter or lead managing Underwriter of an Underwritten Offering of Registrable Securities, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the selling Holders or the sole Underwriter or lead managing Underwriter of an Underwritten Offering of Registrable Securities, if any, may reasonably request at least three business days prior to any sale of Registrable Securities;

                 (j) upon the occurrence of any event contemplated by paragraph (e)(iv) of this Section, use all reasonable efforts to prepare a supplement or post-effective amendment to a Registration Statement or the related Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

                 (k) enter into customary agreements (including, in the case of an Underwritten Offering, underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein) and take all other customary and appropriate actions in order to expedite or facilitate the disposition of such Registrable Securities and in connection therewith:

                 (1) make such representations and warranties to the Holders of such Registrable Securities and the Underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings;

                 (2) obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the lead managing Underwriter, if any, and the Majority

         Holders of the Registrable Securities being sold) addressed to each selling Holder and the Underwriters, if any, covering the matters customarily covered in opinions requested in sales of securities or underwritten offerings and such other matters as may be reasonably requested by such Holders and Underwriters;

                 (3) obtain "cold comfort" letters and updates thereof from the Company's independent certified public accountants addressed to the selling Holders of Registrable Securities, if permissible, and the Underwriters, if any, which letters shall be customary in form and shall cover matters of the type customarily covered in "cold comfort" letters to underwriters in connection with primary underwritten offerings;

                 (4) to the extent requested and customary for the relevant transaction, enter into a securities sales agreement with the Holders and such representative of the selling Holders as the Majority Holders of the Registrable Securities covered by any Registration Statement relating to the Registration and providing for, among other things, the appointment of such representative as agent for the selling Holders for the purpose of soliciting purchases of Registrable Securities, which agreement shall be customary in form, substance and scope and shall contain customary representations, warranties and covenants; and

                 (5) deliver such customary documents and certificates as may be reasonably requested by the Majority Holders of the Registrable Securities being sold or by the managing Underwriters, if any.

The above shall be done (i) at the effectiveness of such Registration Statement (and each post-effective amendment thereto) in connection with any registration, and (ii) at each closing under any underwriting or similar agreement as and to the extent required thereunder;

                 (l) make available for inspection by representatives of the Initial Holders of the Registrable Securities and any Underwriters participating in any disposition pursuant to a Registration Statement and any counsel or accountant retained by such Holders or Underwriters, all relevant financial and other records, pertinent corporate documents and properties of the Company and cause the respective officers, directors and employees of the Company to supply all information reasonably requested by any such representative, Underwriter, counsel or accountant in connection with a Registration Statement;

                 (m) (i) within a reasonable time prior to the filing of any Registration Statement, any Prospectus, any amendment to a Registration Statement or amendment or supplement to a Prospectus, provide copies of such document to the Initial Holders of Registrable Securities and to counsel to such Initial Holders and to the Underwriter or Underwriters of an Underwritten Offering of Registrable Securities, if any; fairly consider such reasonable changes in any such document prior to or after the filing thereof as the counsel to the Holders or the Underwriter or the Underwriters may request and not file any such document in a form to which the Majority Holders of any class of Registrable Securities being registered or any Underwriter shall reasonably object; and make such of the representatives of the Company as shall be reasonably requested by the Holders of Registrable Securities being registered or any Underwriter available for discussion of such document;

                          (ii)  within a reasonable time prior to the filing of
any document which is to be incorporated by reference into a Registration Statement or a Prospectus, provide copies of such document to counsel for the Holders; fairly consider such reasonable changes in such document prior to or after the filing thereof as counsel for such Holders or such Underwriter shall request; and make such of the representatives of the Company as shall be reasonably requested by such counsel available for discussion of such document;

                 (n) cause all Registrable Securities to be qualified for inclusion in or listed on NASDAQ or any securities exchange on which securities of the same class issued by the Company are then so qualified or listed if so requested by the Majority Holders of Registrable Securities covered by a Registration Statement, or if so requested by the Underwriter or Underwriters of an Underwritten Offering of Registrable Securities, if any;

                 (o) otherwise use all reasonable efforts to comply with all applicable rules and regulations of the SEC, including making available to its security holders an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

                 (p) cooperate and assist in any filings required to be made with the NASD and in the performance of any due diligence investigation by any Underwriter in an Underwritten Offering; and

                 (q) use all reasonable efforts to facilitate the distribution and sale of any Registrable Securities to be offered pursuant to this Agreement, including without limitation by making road show presentations, holding meetings with potential investors and taking such other actions as shall be requested by the Majority Holders of Registrable Securities covered by a Registration Statement or the lead managing Underwriter of an Underwritten Offering.

                 Each selling Holder of Registrable Securities as to which any registration is being effected pursuant to this Agreement agrees, as a condition to the registration obligations with respect to such Holder provided herein, to furnish to the Company such information regarding such Holder required to be included in the Registration Statement, the ownership of Registrable Securities by such Holder and the proposed distribution by such Holder of such Registrable Securities as the Company may from time to time reasonably request in writing.

                 Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in paragraph
(e)(iv) of this Section, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the affected Registration Statement until such Holder's receipt of the copies of the supplemented or amended Prospectus, contemplated by paragraph (j) of this Section, and, if so directed by the Company, such Holder will deliver to the Company (at the expense of the Company), all copies in its possession, other than permanent file copies then in such Holder's possession, of the Prospectus covering such Registrable Securities which was current at the time of receipt of such notice.

                 Section 5.  Indemnification; Contribution.

                 (a) Indemnification by the Company. The Company agrees to indemnify and hold harmless each Person who participates as an underwriter (any such Person being an "Underwriter"), each Holder and their respective partners, directors, officers and employees and each Person, if any, who controls any Holder or Underwriter within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act as follows:

                   (i) against any and all losses, liabilities, claims, damages, judgments and reasonable expenses whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement pursuant to which Registrable Securities were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any Prospectus, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

                  (ii) against any and all losses, liabilities, claims, damages, judgments and reasonable expenses whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, or of any other claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Company; and

                 (iii) against any and all reasonable expense whatsoever, as incurred (including fees and disbursements of counsel), incurred in investigating, preparing or defending against any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not such Person is a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under sub-paragraph (i) or
         (ii) above;

provided, however, that this indemnity agreement does not apply to any Holder or Underwriter with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of any untrue statement or alleged untrue statement of a material fact contained in any Prospectus, or the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in any such case made in reliance upon and in conformity with written information furnished to the Company by such Holder or Underwriter expressly for use in a Registration Statement (or any amendment thereto) or any Prospectus (or any amendment or supplement thereto).

                 (b) Indemnification by Holders. (i) Each selling Holder severally agrees to indemnify and hold harmless the Company, each Underwriter and the other selling Holders, and each of their respective partners, directors, officers and employees (including each officer of the Company who signed the Registration Statement), and each Person, if any, who controls the Company, any Underwriter or any other selling Holder within the meaning of
Section 15 of the Securities Act, against any and all losses, liabilities, claims, damages, judgments and expenses described in the indemnity contained in paragraph (a) of this Section (provided that any settlement of the type described therein is effected with the written consent of such selling Holder), as incurred, but only with respect to untrue statements or alleged untrue statements of a material fact contained in any Prospectus or the omissions, or alleged omissions therefrom of a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in any such case made in reliance upon and in conformity with written information furnished to the Company by such selling Holder expressly for use in such Registration Statement (or any amendment thereto) or such Prospectus (or any amendment or supplement thereto).

                 (c) Conduct of Indemnification Proceedings. Each indemnified party or parties shall give reasonably prompt notice to each indemnifying party or parties of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure so to notify an indemnifying party or parties shall not relieve it or them from any liability which it or they may have under this indemnity agreement, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. If the indemnifying party or parties so elects within a reasonable time after receipt of such notice, the indemnifying party or parties may assume the defense of such action or proceeding at such indemnifying party's or parties' expense with counsel chosen by the indemnifying party or parties and approved by the indemnified party defendant in such action or proceeding, which approval shall not be unreasonably withheld; provided, however, that, if such indemnified party or parties determine in good faith that a conflict of interest exists and that therefore it is advisable for such indemnified party or parties to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to it or them which are different from or in addition to those available to the indemnifying party, then the indemnifying party or parties shall not be entitled to assume such defense and the indemnified party or parties shall be entitled to separate counsel (limited in each jurisdiction to one counsel for all Underwriters and another counsel for all other indemnified parties under this Agreement) at the indemnifying party's or parties' expense. If an indemnifying party or parties is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the indemnifying party or parties will pay the reasonable fees and expenses of counsel for the indemnified party or parties (limited in each jurisdiction to one counsel for all Underwriters and another counsel for all other indemnified parties under this Agreement). No indemnifying party or parties will be liable for any settlement effected without the written consent of such indemnifying party or parties, which consent shall not be unreasonably withheld. If an indemnifying party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, such indemnifying party or parties shall not, except as otherwise provided in this subsection (c), be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action or proceeding.

                 (d) Contribution. (i) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in this Section is for any reason held to be unenforceable by the indemnified parties although applicable in accordance with its terms in respect of any losses, liabilities, claims, damages, judgments and expenses suffered by an indemnified party referred to therein, each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, liabilities, claims, damages, judgments and expenses in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the liable selling Holders (including, in each case, that of their respective officers, directors, employees and agents) on the other in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages, judgments or expenses, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the liable selling Holders (including, in each case, that of their respective officers, directors, employees and agents) on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or by or on behalf of the selling Holders, on the other, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, liabilities, claims, damages, judgments and expenses referred to above shall be deemed to include, subject to the limitations set forth in paragraph (c) of this Section, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

                 (ii) The Company and each Holder of Registrable Securities agree that it would not be just and equitable if contribution pursuant to this paragraph (d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in sub-paragraph (i) above. Notwithstanding the provisions of this paragraph (d), in the case of distributions to the public, an indemnifying Holder shall not be required to contribute any amount in excess of the amount by which (A) the total price at which the Registrable Securities sold by such indemnifying Holder and its affiliated indemnifying Holders and distributed to the public were offered to the public exceeds (B) the amount of any damages which such indemnifying Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

                 (iii) For purposes of this Section, each Person, if any, who controls a Holder or an Underwriter within the meaning of Section 15 of the Securities Act (and their respective partners, directors, officers and employees) shall have the same rights to contribution as such Holder or Underwriter; and each director of the Company, each officer of the Company who signed the Registration Statement, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, shall have the same rights to contribution as the Company.

                 Section 6.  Miscellaneous.

                 (a) No Inconsistent Agreements. The Company will not on or after the date of this Agreement enter into any agreement which conflicts with the provisions of this Agreement or which grants registration or similar rights nor has the Company entered into any such agreement, except for the registration rights in the form set forth in Exhibit A hereto which have been granted heretofore to shareholders of Solomons Company, and the Company will not on or after the date of this Agreement modify in any manner adverse to the Holders the existing agreement with shareholders of Solomons Company; provided, however, that nothing in this sentence shall prohibit the Company from granting registration rights, which are exercisable on or after the third anniversary of the termination of the Pooling Holding Period (or at any time on or after the second anniversary of the termination of the Pooling Holding Period if each class of Holders (i.e., the MD Holders, the Chemical Holders and the Management Holders), beneficially owns less than 750,000 Common Shares), to any Person (a "Third Party") who becomes an owner of shares of Company Stock after the date hereof (including granting incidental registration rights with respect to any Registration Statement required to be filed or maintained hereunder) if, and only if, (i) any registration pursuant to the Third Party's registration rights permits the Holders of Registrable Securities to participate in any such registration on the terms set forth in
Section 2(b), (ii) the Third Party's incidental registration rights with respect to any registration required to be effected pursuant hereto relate only to the Third Party's securities of the same class as those actually registered in any such registration hereunder, utilize the method of disposition utilized by the selling Holders and contain priority in registration provisions no more favorable to the Third Party who may seek to participate through its incidental registration rights in any registration initiated pursuant to Section 2(a) hereof or in any registration as to which the Holders may participate pursuant to Section 2(b) hereof than those incidental registration rights contained in
Section 2(b)(ii) hereof with respect to Holders of Registrable Securities participating in any registration not initiated pursuant to this Agreement and
(iii) require the Third Party to enter into the agreements provided for in
Section 3(b) hereof on the terms and for the period applicable to the Company (including preventing sales pursuant to Rule 144 under the Securities Act) if requested by the sole Underwriter or lead managing Underwriter in an Underwritten Offering initiated by Holders of Registrable Securities pursuant to Section 2(a), so long as the Holders of Registrable Securities agree to enter into the agreements provided for in Section 3(a)(i) hereof if the Third Party shall initiate a required registration of Common Shares for cash in an Underwritten Offering as to which the Holders are entitled to participate pursuant to Section 2(b) and if in connection therewith the sole Underwriter or the lead managing Underwriter shall request the Holders to enter into such agreements. The rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of the Company's other issued and outstanding securities under any such agreements.

                 (b) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Company has obtained the written consent of a majority of the Holders and, if any such amendment, modification, supplement, waiver or consent would adversely affect the rights of any Holder hereunder, the written consent of each class of Holders which is affected (i.e., MD Holders, Management Holders and/or Chemical Holders, as applicable) shall be obtained; provided, however, that nothing herein shall prohibit any amendment, modification, supplement, waiver or consent the effect of which is limited only to those Holders who have agreed to such amendment, modification, supplement, waiver or consent.

                 (c) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, telex, telecopier, or any courier guaranteeing overnight delivery (i) if to a Holder, at the most current address given by such Holder to the Company by means of a notice given in accordance with the provisions of this paragraph (c), which address initially is, with respect to each Holder as of the date hereof, the address set forth next to such Holder's name on the signature pages hereof, and with respect to each Holder who becomes such after the date hereof, the address of such Holder in the stock or warrant records of the Company, or (ii) if to the Company at 655 Metro Place South, Suite 925, Dublin, Ohio 43017, telecopier number 614-761-8919, Attention: General Counsel, and thereafter at such other address, notice of which is given in accordance with the provisions of this paragraph (c), with a copy to Baker & Hostetler, 3200 National City Center, Cleveland, Ohio 44114-3485, telecopier number 216-696-0740, Attention:
John M. Gherlein, Esq. Notwithstanding the foregoing, the Company shall not be obligated to provide any notice to any Holder which is not an Initial Holder except with respect to a Required or Incidental Registration Statement which has been filed and pursuant to which such Holder is identified as a selling stockholder.

                 All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when answered back, if telexed; when receipt is acknowledged, if telecopied; and on the next business day if timely delivered to a courier guaranteeing overnight delivery. Notwithstanding the foregoing, nothing in this Section 6(d) is intended to enlarge the class of Persons which are Holders, as defined in the preamble of this Agreement, and thus entitled to the rights granted hereunder.

                 (d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties, including, without the need for an express assignment, subsequent Holders. If any successor, assignee or transferee of any Holder shall acquire Registrable Securities in any manner, whether by operation of law or otherwise, such Registrable Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Securities such Person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement and to receive the benefits hereof. Notwithstanding the foregoing, nothing in this Section 6(d) is intended to enlarge the class of Persons which are Holders, as defined in the preamble of this Agreement, and thus entitled to the rights granted hereunder. For purposes of this Agreement, "successor" for any entity other than a natural person shall mean a successor to such entity as a result of such entity's merger, consolidation, liquidation, dissolution, sale of substantially all of its assets, or similar transaction.

                 (e) Recapitalizations, Exchanges, etc., Affecting Registrable Securities. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Registrable Securities, to any and all securities or capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of such Registrable Securities, by reason of any dividend, split, issuance, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Upon the occurrence of any of such events, Common Share amounts hereunder shall be appropriately adjusted if necessary.

                 (f) Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which counterparts, taken together, shall constitute one and the same instrument.

                 (g) Descriptive Headings, Etc. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires: (1) words of any gender shall be deemed to include each other gender; (2) words using the singular or plural number shall also include the plural or singular number, respectively; (3) the words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section and paragraph references are to the Articles, Sections and paragraphs to this Agreement unless otherwise specified; (4) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified; (5) "or" is not exclusive; and (6) provisions apply to successive events and transactions.

                 (h) Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

                 (i) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF).

                 (j) Specific Performance. The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform in any material respect any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of any other party under this Agreement in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction.

                 (k) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the Company and Walter, on the one hand, and the other parties to this Agreement, on the other, with respect to such subject matter.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.


                                        CARDINAL DISTRIBUTION, INC.



                                        By: /s/ Robert D. Walter
                                           -----------------------------------
                                        Name:  Robert D. Walter
                                        Title: Chief Executive Officer



                                        MD INVESTORS, L.P.

                                        by APOLLO INVESTMENT FUND, L.P.
                                           its general partner

                                        by APOLLO ADVISORS, L.P.
                                           its general partner

                                        by APOLLO CAPITAL MANAGEMENT, INC.
                                           its general partner



                                         By:  /s/ Michael Gross
                                             ----------------------------
                                         Name:   Michael Gross
                                         Title:  Vice President

                                     CHEMICAL EQUITY ASSOCIATES,
                                     A CALIFORNIA LIMITED PARTNERSHIP

                                     by CHEMICAL VENTURE PARTNERS,
                                        its general partner



                                     By: /s/ David L. Ferguson
                                        -------------------------------
                                     Name:  David L. Ferguson
                                     Title: General Partner


                                     /s/ Melburn G. Whitmire
                                     ----------------------------------
                                     MELBURN G. WHITMIRE



                                     /s/ Robert D. Walter
                                     ----------------------------------
                                     ROBERT D. WALTER (for purposes of
                                     Section 3(b) only)

                               FIRST AMENDMENT TO
                         REGISTRATION RIGHTS AGREEMENT



        THIS FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (this
"Amendment"), dated as of June   , 1984, by and among the signatories
hereto, amends the REGISTRATION RIGHTS AGREEMENT (the "Original Agreement"), dated as of October 11, 1993, by and among CARDINAL HEALTH, INC., an Ohio corporation formerly known as Cardinal Distribution, Inc. (the "Company"), MD INVESTORS, L.P. ("MD Investors"), a Delaware limited partnership which has dissolved, CHEMICAL EQUITY ASSOCIATES, a California limited partnership ("CEA"), MELBURN G. WHITMIRE, and, for purposes of Section 3(b) of the Original Agreement only, ROBERT D. WALTER.


        WHEREAS, the parties entered into the Original Agreement which provides certain registration rights to "Holders" (as such term is defined in the Original Agreement) on the terms and subject to the conditions provided therein; and


        WHEREAS, MD Investors, a party to the Original Agreement, has dissolved and its successors are Apollo Investment Fund, L.P., a Delaware limited partnership, and CEA.


        WHEREAS, Cardinal has declared a five-for-four stock split payable June 30, 1984, to holders of record on June 15, 1994, and all references to Common Shares in this First Amendment reflect appropriate adjustments for the split;


        WHEREAS, the parties desire by this Amendment to amend the Original Agreement in certain respects;


        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:


        1.   DEFINITION OF RESTRICTED PERIOD.  The definition of
"Restricted period" in Section 1 of the Original Agreement shall be deleted in its entirety and there be substituted therefor the following:


        "RESTRICTED PERIOD" shall include each of the months of March, June, July, September and December in any calendar year and the portions of the months of January, April, August and October, commencing at the beginning thereof and ending at the end of the second business day following the Company's announcement of earnings for the most recently completed fiscal quarter.

        2. NO INCONSISTENT AGREEMENT. Section 6(a) of the Original Agreement shall be amended by the addition at the end of such Section of the following:


        "The provisions of this Section 6(a) to the contrary notwithstanding, the Company may, in connection with its acquisition (the "Behrens Acquisition") of all of the capital stock of Behrens Inc., a Texas corporation ("Behrens"), from the holders thereof (the "Behrens Stockholders"), grant the following registration rights to the Behrens Stockholders.


         (i) The Company may grant to the Behrens Stockholders registration rights (the "Behrens Registration Rights") on an aggregate of 187,500 of the Common Shares delivered to them in connection with the Behrens Acquisition, with such Behrens Registration Rights allocated proportionally among all Behrens Stockholders;


        (ii) The Behrens Registration Rights will provide that, if during the period (the "Covered Period") beginning 48 hours following the publication by the Company of financial results reflecting at least 30 days of combined operations of the Company and Behrens and ending two years after the consummation of the Behrens Acquisition (unless earlier terminated as described below), the Company files a registration statement under the Securities Act on Form S-3 (or other form for the general registration of securities other than Form S-8 or Form S-4) for the registration of Common Shares, then the Company will permit (subject to the limitations described below) up to 187,500 Common Shares originally issued to the Behrens Stockholders in the Behrens Acquisition to be included in such registration statement at the request of Behrens Stockholders;


       (iii) Notwithstanding the foregoing, Common Shares to be included in a registration at the request of Behrens
  Stockholders, when combined with Common Shares included in such registration at the request of former stockholders of Solomons Company (as permitted in Section 5.3(d) of the Solomons Agreement and Plan of Reorganization dated April 24, 1993) will not exceed 10% of the total number of Common Shares covered by such registration (the "10% Allocation"), except (with respect to Behrens
  Stockholders only) as specified to the contrary below;


        (iv) During the period from the consummation of the Behrens Acquisition through May 4, 1995, former stockholders of Solomons ("Solomons Stockholders") will have priority over Behrens Stockholders with respect to the 10% Allocation. After May 4, 1995, and for the balance of the Covered Period, only the Behrens Stockholders will be entitled to the 10% Allocation, subject to the limitations herein;

           (v) In connection with the foregoing, the Initial Holders hereby covenant that any requests they make for Required Registrations during the Covered Period will be such that the reasonably anticipated gross proceeds at the time of the initial request allocable to the 10% Allocation, together with the reasonably anticipated gross proceeds allocable to any additional Common Shares the Initial Holders permit the Behrens Stockholders to include in such Required Registration, will not be less than $7 million, reduced by any portion of the 10% Allocation actually elected by the Solomons Stockholders on Required Registrations initiated by the Initial Holders during the Covered Period. The provisions of this subparagraph (v) will not apply to the benefit of, nor will it increase the amount of Common Shares registerable by, the Solomons Stockholders; moreover, nor will the Behrens Stockholders be permitted to include more than 187,500 Common Shares originally delivered to them in any such required registration.


          (vi) Notwithstanding anything to the contrary contained elsewhere in this Section 6(a), the Behrens Registration Rights will terminate on the earliest of (a) the second anniversary of the consummation of the Behrens Acquisition, (b) the registration of an aggregate of 187,500 Common Shares on behalf of the Behrens Stockholders, and (c) the date on which the Behrens Stockholders are provided with the opportunity to register under the Securities Act to sell or offer to sell an aggregate of 187,500 Common Shares (including any Common Shares previously registered and sold by the Behrens Stockholders or as to which the Behrens Stockholders have previously been provided the right to register) and decline to include such Common Shares in such registration; provided, however, this clause (c) shall not apply if the registration statement filed with the SEC in connection with such registration is not declared effective by the SEC."


          The Original Agreement, as amended by this Amendment, remains in full force.


          This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Amendment.

              IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.


                             CARDINAL HEALTH, INC.



                             By: /S/ Robert D. Walter
                                 -------------------------------
                                 Name:  Robert D. Walter
                                       -------------------------
                                 Title: Chief Executive Officer

                             APOLLO INVESTMENT FUND, L.P.
                             (as a successor to MD Investors)

                             by APOLLO ADVISORS, L.P.,
                                its general partner

                             by APOLLO CAPITAL MANAGEMENT, INC.,
                                its general partner

                             By: /s/ Michael Gross
                                ---------------------------------
                                 Name:  Michael Gross
                                        -------------------------
                                 Title: Vice President
                                        -------------------------

                             CHEMICAL EQUITY ASSOCIATES,
                               A CALIFORNIA LIMITED PARTNERSHIP
                               (in its own right and as a
                                successor to MD Investors)


                             by CHEMICAL VENTURE PARTNERS,
                                its general partner


                              By: /s/ Mitchell J. Blutt
                                  -------------------------------
                                 Name: Mitchell J. Blutt
                                       --------------------------
                                 Title: Executive Partner
                                       --------------------------

                              /S/ Melburn G. Whitmire
                              -------------------------------------------
                              MELBURN G. WHITMIRE

                              /S/ Robert D. Walter
                                 ----------------------------------------
                              ROBERT D. WALTER (for purposes of
                              Section 3(b) of the Original Agreement
                              only)